As filed with the Securities and Exchange Commission on October 17, 1996


                                                       Registration No. 33-86518
                                                               File No. 811-5169

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------


                         POST-EFFECTIVE AMENDMENT NO. 4
                                       TO
           REGISTRATION STATEMENT OF SMALL BUSINESS INVESTMENT COMPANY
                        UNDER THE SECURITIES ACT OF 1933


                                  ------------


                                 AMENDMENT NO. 8
                                       TO
                                    FORM N-5
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


                                  ------------

                        FRESHSTART VENTURE CAPITAL CORP.
               (Exact name of registrant as specified in charter)

                              313 West 53rd Street
                            New York, New York 10019
                    (Address of principal executive offices)

                         ZINDEL ZELMANOVITCH, PRESIDENT
                        Freshstart Venture Capital Corp.
                              313 West 53rd Street
                            New York, New York 10019
                     (Name and address of agent for service)

                                 With copies to:
C. WALTER STURSBERG, JR., ESQ.                         STEVEN L. WASSERMAN, ESQ.
        Stursberg & Veith                                  Reid & Priest LLP
405 Lexington Avenue, Suite 4949                          40 West 57th Street
    New York, New York 10174                           New York, New York 10019

Approximate date of  commencement  of  proposed  sale of the  securities  to the
     public:   As  soon  as  practicable   after  the  effective  date  of  this
     Registration Statement.

                                  ------------


                  THIS REGISTRATION IF FILED SOLELY TO ADD THE
                   FORM OF CONSULTING AGREEMENT AS EXHIBIT 99



================================================================================

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the registrant has duly caused this Post-Effective Amendment No. 4 and Amendment No. 8, respectively, to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 17th day of October 1996.



                                     FRESHSTART VENTURE CAPITAL CORP.
                                                   (Registrant)

                                        By:   /s/     NEIL GREENBAUM
                                              ----------------------------------
                                                Neil Greenbaum, Secretary

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and on the dates indicated.



                    Signature                                    Title                              Date
                    ---------                                    -----                              ----

   /s/        ZINDEL ZELMANOVITCH*                     President and Director                   October 17, 1996
-----------------------------------------
               Zindel Zelmanovitch

   /s/          PEARL GREENBAUM*                       Vice President and Director              October 17, 1996
-----------------------------------------
                 Pearl Greenbaum

   /s/           NEIL GREENBAUM                        Secretary and Director                   October 17, 1996
-----------------------------------------
                 Neil Greenbaum

   /s/         BARBARA JOY HAMILL*                     Director                                 October 17, 1996
-----------------------------------------
               Barbara Joy Hamill

   /s/         MICHAEL MOSKOWITZ*                      Director                                 October 17, 1996
-----------------------------------------
                Michael Moskowitz

   /s/            EUGENE HABER                         Director                                 October 17, 1996
-----------------------------------------
                  Eugene Haber

   /s/             ALAN WORK*                          Director                                 October 17, 1996
-----------------------------------------
                    Alan Work



   *By: /s/        NEIL GREENBAUM
        ----------------------------------
         Neil Greenbaum, Attorney-In-Fact

                                                     EXHIBIT INDEX

     Exhibits                                                                                                      Page
     --------                                                                                                      ----

       (1.1)*     Certificate of Incorporation of Registrant, as amended through November 24, 1987
                  (Exhibit 1 to Amendment No. 2 to Registrant's Registration Statement on Form N-5 filed
                  January 5, 1988 (File No. 33-15890) are incorporated by reference herein.

       (1.2)* Amendments to the Certificate of Incorporation of Registrant from November 25, 1987 through May 11, 1993 (Exhibit 1.2 to
                  Registrant's Registration Statement on Form N-5 filed November
                  18, 1994 (File No. 33-86518)) are incorporated by reference herein.

       (1.3)*     Amendment to Certificate of Incorporation of Registrant filed November 17, 1994.

       (1.4)*     Form of Amendment to Certificate of Incorporation of Registrant.

       (2.1)*     By-laws of Registrant, as amended.

       (3.1)*     Specimen of share of Common Stock, $.01 par value, of Registrant.

       (4)*       None.

       (5)*       None.

       (6)*       None.

       (7.1)*     Defined Contribution Plan of Registrant (Exhibit 7.1 to
                  Registrant's Registration Statement on Form N-5 filed November
                  18, 1994 (File No. 33-86518)) is incorporated by reference herein.

       (8.1)*     Copy of Registrant's license from the Small Business Administration (Exhibit 4.(a).
                  to the Registrant's Registration Statement on Form N-5 filed July 17, 1987 (File No.
                  33-15890)) is incorporated by reference herein.

       (9.1)* Letter of Intent dated as of December 1, 1992 by and between Registrant and the U.S. Small Business Administration (Exhibit
                  9.1 to Registrant's Registration Statement on Form N-5 filed
                  November 18, 1994 (File No. 33-86518)) is incorporated by reference herein.

       (9.2)*     Loan Agreement dated January 15, 1995 between Registrant and Extebank.

       (9.3)*     Form of Employment Agreement to be entered into between the Registrant and Zindel
                  Zelmanovitch.

       (9.4)*     Form of Employment Agreement to be entered into between the Registrant and Neil
                  Greenbaum.

       (9.5)*     Lease dated October 1, 1994 by and between Registrant and 313 West 53rd Street
                  Association.

      (10.1)*     Form of Underwriting Agreement relating to the offering of shares.

      (11.1)*     Opinion of Stursberg & Veith as to the legality of the securities being registered hereunder and the issuance thereof.

      (12.1)*     Consent of Michael C. Finkelstein, Certified Public Accountants.

      (13.1)*     Code of Ethics of Registrant (Exhibit 8 to the Registrant's Registration Statement on
                  Form N-5 filed July 17, 1987 (File No. 33-15890)) is incorporated by reference.

      (14.1)*     Form of Representative Warrant Agreement.

      (15.1)      Form of Consulting Agreement.

      (16.1)*     Form of Stock Option Plan.

      (17.1)*     Financial Data Schedule.

----------
*    Previously filed or incorporated by reference.